Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 10:38 AM 10/11/2005 FILED 10:32 AM 10/11/2005 SRV 050827960 – 4043072 FILE

CERTIFICATE OF FORMATION

OF

TEAM FINANCE LLC

This Certificate of Formation is being executed as of October 11, 2005, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is Team Finance LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Barbara A. Beach
Barbara A. Beach, an Authorized Person